Exhibit 19.1
Lyell Immunopharma, Inc.
Insider Trading Policy
Adopted by the Board of Directors: April 19, 2021
Last Amended by the Board of Directors: December 11, 2024
Introduction
During the course of your relationship with Lyell Immunopharma, Inc. (“Lyell”), you may receive material information that is not yet publicly available (“material nonpublic information”) about Lyell or other publicly traded companies that Lyell has business relationships with. Material nonpublic information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell or otherwise transact in Lyell’s securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in Lyell securities and in the securities of other applicable publicly-traded companies, in each case by our employees, directors and consultants who are advised that they are subject to this policy (“designated consultants”) and the other persons subject to this policy as described below.
Statement of Policy
It is the policy of Lyell that a Covered Person (as defined below) who is aware of material nonpublic information relating to Lyell may not, directly or indirectly:
1.engage in any transactions in Lyell’s securities, except as otherwise specified under the heading “Exceptions to this Policy” below;
2.recommend the purchase or sale of any Lyell’s securities;
3.disclose material nonpublic information to persons within Lyell whose jobs do not require them to have that information, or outside of Lyell to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with Lyell’s policies regarding the protection or authorized external disclosure of information regarding Lyell; or
4.assist anyone engaged in the above activities.
The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to Lyell at the time of the transaction.
The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve Lyell’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.
It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal and squarely prohibited by this policy. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed material nonpublic information—and to the “tipper,” the insider himself or herself. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, it is the policy of Lyell

Exhibit 19.1
that no Covered Person may either (a) recommend to another person that they buy, hold or sell Lyell’s securities at any time or (b) disclose material nonpublic information to persons within Lyell whose jobs do not require them to have that information, or outside of Lyell to other persons (unless the disclosure is made in accordance with Lyell’s policies regarding the protection or authorized external disclosure of information regarding Lyell).
In addition, it is the policy of Lyell that no Covered Person who, in the course of his or her relationship with Lyell, learns of confidential information that is material to any other publicly traded company with which Lyell does business, including a partner, supplier or collaborator of Lyell or an economically-linked company such as a competitor of Lyell, may trade in that company’s securities until the information becomes public or is no longer material to that other company.
There are no exceptions to this policy, except as specifically noted.
Transactions Subject to this Policy
This policy applies to all transactions in securities issued by Lyell, as well as derivative securities that are not issued by Lyell, such as exchange-traded put or call options or swaps relating to Lyell’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of Lyell’s common stock in the public market but also any other purchases, sales, transfers or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.
Persons Subject to this Policy
This policy applies to you and all other employees, directors and designated consultants of Lyell and its subsidiaries. This policy also applies to members of your immediate family, persons with whom you share a household, persons who are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund). The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy. All persons subject to this policy as described in this section are referred to in this policy as “Covered Persons.”
Material Nonpublic Information
Material information
It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.
There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:

Exhibit 19.1
•financial results, projections or forecasts;
•status of product or product candidate development or regulatory approvals;
•clinical or pre-clinical data relating to products or product candidates;
•timelines for pre-clinical studies or clinical trials;
•acquisitions or dispositions of assets, divisions or companies;
•major contract awards;
•public or private sales of debt or equity securities;
•stock splits, dividends or changes in dividend policy;
•the establishment of a repurchase program for Lyell’s securities;
•gain or loss of a significant licensor, licensee or supplier;
•changes to or new corporate partner relationships or collaborations;
•notice of issuance or denial of patents, the acquisition of other material intellectual property rights or other significant intellectual property developments;
•regulatory developments, including product approvals or non-approvals, or halts of clinical trials;
•management or control changes;
•employee layoffs;
•a disruption to or a delay in manufacturing of Lyell’s products or product candidates;
•a disruption in Lyell’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
•tender offers or proxy fights;
•accounting restatements;
•actual or threatened litigation, settlements, SEC or other investigations or a major development in or the resolution of any such litigation, settlements or investigations;
•communications with government agencies;
•significant write-offs;
•litigation or settlements; and
•impending bankruptcy.
When information is considered public
The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the Securities and Exchange Commission (the “SEC”), or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information after trading ends on

Exhibit 19.1
Wednesday, then you may execute a transaction in our securities on Monday. Depending on the particular circumstances, Lyell may determine that a longer waiting period should apply to the release of specific material nonpublic information.
Blackout Periods
Because our workplace culture tends to be open, odds are that the vast majority of our employees, directors and designated consultants will possess material nonpublic information at certain points during the year. To minimize even the appearance of insider trading among our employees, directors and designated consultants, we have established “quarterly trading blackout periods” during which Lyell employees, directors, designated consultants and their Related Persons—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in Lyell securities. That means that, except as described in this policy, all Lyell employees, directors, designated consultants and their Related Persons will be able to trade in Lyell securities only during limited open trading window periods that generally will begin after two full trading days have elapsed since the public dissemination of Lyell’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Lyell securities if you are otherwise in possession of material nonpublic information.
For purposes of this policy, each “quarterly trading blackout period” will generally begin at the end of the day that is the 15th of the last month of each fiscal quarter for which financial results will be released and end after two full trading days have elapsed since the public dissemination of Lyell’s financial results for that quarter. Please note that the quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Executive Officer, Chief Financial Officer or Chief Business Officer, there exists undisclosed information that would make trades by Lyell’s employees, directors and designated consultants inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person. A Lyell employee, director or designated consultant who believes that special circumstances require him or her to trade during a quarterly blackout period should consult the Chief Business Officer. Permission to trade during a blackout period will be granted only where the circumstances are extenuating, the Chief Business Officer concludes that the person is not in fact aware of any material nonpublic information relating to Lyell or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.
Event-Specific Trading Blackouts
From time to time, an event may occur that is material to Lyell and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Executive Officer, Chief Financial Officer or Chief Business Officer may not trade in Lyell’s securities. In that situation, Lyell will notify the designated individuals that neither they nor their Related Persons may trade in the Lyell’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.
The quarterly and event-specific trading blackouts do not apply to those transactions to which this policy does not apply, as described under the heading “Exceptions to this Policy” below.

Exhibit 19.1
Exceptions to this Policy
This policy does not apply in the case of the following transactions, except as specifically noted:
1.Option Exercises. This policy does not apply to the exercise of options granted under Lyell’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the Company or by delivery to Lyell of already-owned Lyell stock. This policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
2.Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to Lyell to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under Lyell’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
3.ESPP. This policy does not apply to the purchase of stock by employees under Lyell’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP. This policy does, however, apply to any sale of stock acquired pursuant to the ESPP.
4. 10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as permitted by Lyell, employees, directors and designated consultants may establish a trading plan under which a broker is instructed to buy and sell Lyell securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Lyell securities pursuant to that Trading Plan are not subject to this policy. To be properly established, an employee’s, director’s or designated consultant’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and Lyell’s 10b5-1 Trading Plan Guidelines at a time when they were unaware of any material nonpublic information relating Lyell and when Lyell was not otherwise in a trading blackout period. Moreover, all Trading Plans must be reviewed and approved by Lyell before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws.
5.Gifts. This policy does not apply to bona fide charitable gifts of Lyell securities that have been pre-cleared by Lyell’s Chief Business Officer, Chief Financial Officer or his or her designee. Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift. Pre-clearance must be obtained at least two business days in advance of the proposed gift, and pre-cleared gifts not completed within five business days will require new pre-clearance. Lyell may choose to shorten this period.
6.Domestic Relations Order. This policy does not apply to the acquisition or disposition of Lyell’s securities by a Covered Person pursuant to a domestic relations order, as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder (such transaction, an “Exempted Transfer”), provided that except with respect to such Exempted Transfer, the Covered Person shall continue to be subject to this policy in all respects (including any securities of Lyell acquired in such transaction, if any).
Special and Prohibited Transactions
1.Inherently Speculative Transactions. No Lyell employee, director or designated consultant may engage in short sales, transactions in put options, call options or other derivative securities on an

Exhibit 19.1
exchange or in any other organized market, or in any other inherently speculative transactions with respect to Lyell’s stock.
2.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Lyell employee, director or designated consultant to continue to own Lyell’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Lyell employee, director or designated consultant may no longer have the same objectives as Lyell’s other stockholders. Therefore, Lyell employees, directors and designated consultants are prohibited from engaging in any such transactions.
3.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Lyell’s securities, Lyell employees, directors and designated consultants are prohibited to use Lyell’s securities as collateral for a loan and holding Lyell’s securities in a margin account.
4.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Lyell employee, director or designated consultant is in possession of material nonpublic information. Lyell therefore strongly discourages placing standing or limit orders on Lyell’s securities. If a Covered Person determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event‑Specific Trading Blackouts” provisions above.
Pre-Clearance and Advance Notice of Transactions; Designated Persons
Lyell’s board of directors has initially designated the Chief Business Officer of the Company as the Clearing Officer. In addition to the requirements above, officers, directors and other applicable members of management and employees who have been notified that they are subject to pre-clearance requirements (collectively, “Restricted Persons”) face a further restriction: They may not engage in any transaction in, or enter into, modify or terminate any contract, instruction or written plan or arrangement in, Lyell’s securities without first obtaining pre-clearance of the transaction from the Clearing Officer or her designee, at least two business days in advance of the proposed transaction, even during an open trading window. The Clearing Officer or her designee will then determine whether the transaction may proceed and, if so, will direct the Compliance Officer (as identified in Lyell’s Section 16 Compliance Program) to help comply with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within three business days will require new pre-clearance. Lyell may choose to shorten this period.
Restricted Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding stock option to the Compliance Coordinator or Chief Business Officer. Once any transaction takes place, the officer, director, applicable member of management or employee must immediately notify

Exhibit 19.1
the Compliance Coordinator and any other individuals identified under the heading “Notification of Execution of Transaction” in Lyell’s Section 16 Compliance Program so that Lyell may assist in any Section 16 reporting obligations.
Short-Swing Trading, Control Stock and Section 16 Reports
Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are described in Lyell’s Section 16 Compliance Program, and any notices of sale required by Rule 144.
Policy’s Duration
This policy continues to apply to your transactions in Lyell’s securities or the securities of other applicable public companies, as more specifically set forth in this policy, even after your relationship with Lyell has ended. If you are aware of material nonpublic information when your relationship with Lyell ends, you may not trade Lyell’s securities or the securities of other applicable companies until the material nonpublic information has been publicly disseminated or is no longer material. Further, if you leave Lyell during a trading blackout period, then you may not trade Lyell’s securities or the securities of other applicable companies until the trading blackout period has ended.
Individual Responsibility
Covered Persons have ethical and legal obligations to maintain the confidentiality of information about Lyell and to not engage in transactions in Lyell’s securities or securities of other applicable public companies while aware of material nonpublic information, as more specifically set forth in this policy. Each individual is responsible for making sure that he or she complies with this policy, and that any family member, household member or other person or entity whose transactions are subject to this policy, as discussed under the heading “Persons Subject to this Policy” above, also comply with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of Lyell or any employee or director of Lyell pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Lyell for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below.
Penalties
Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by Lyell, including termination of employment. Anyone who has questions about this policy should contact their own attorney or Lyell’s Chief Business Officer, at compliance@lyell.com.
Amendments
Lyell is committed to continuously reviewing and updating its policies and procedures. Lyell therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of Lyell’s policies regarding insider trading which can be found on the Policies page of LyellWeb (https://sites.google.com/lyell.com/lyell/resources/policies).